EXHIBIT 99

Camco Financial Announces Fourth Quarter and Full-Year 2012 Earnings

CAMBRIDGE, Ohio, Jan. 31, 2013 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced financial results for the three months and twelve months ended December 31, 2012. Net earnings increased to $2.8 million or $0.26 per diluted share for the fourth quarter 2012 from $0.9 million or $.12 per diluted share for the same period of the prior year. For the full-year 2012, net earnings were $4.2 million or $0.50 per diluted share compared with $0.2 million or $0.03 per diluted share for 2011.

Jim Huston, President and CEO, commented, "Our fourth quarter and full-year 2012 financial statements reflect solid achievements in key areas that further strengthened our balance sheet. In addition to our solid operating results, we successfully completed a $10.0 million rights and public offering in November, 2012. Those two factors enabled us to end the year 2012 with approximately $60.0 million in stockholders' equity. This represents Tier 1 equity of 8.42% of total assets compared to 6.56% at December 31, 2011. We continue to implement plans to improve our long-term performance through rigorous attention to net interest margin coupled with opportunities to increase noninterest income while also reducing noninterest expense. We exited 2012 stronger than we entered the year and anticipate attaining further progress in 2013."

Review of Financial Performance

Overview:

The following items summarize key achievements of the Company during the fourth quarter and fiscal year 2012:

Fourth Quarter 2012

  The Company successfully raised $10.0 million of capital through a shareholder rights and public offering in November 2012, which resulted in the issuance of 5.7 million shares of common stock.
  Net interest margin decreased 0.04% from the linked quarter, principally due to lower yield on earning assets.
  Noninterest income increased $0.6 million from the linked quarter and $1.2 million from the fourth quarter 2011, driven by higher gain on sale of loans and higher loan fee income, along with improvement in the value of mortgage servicing rights, offset partially by decreased gain on sale of investments.
  Noninterest expense decreased $0.6 million compared to the same quarter ended December 31, 2011, primarily due to lower expenses related to real estate owned.
  Classified loans (which includes substandard, doubtful, and loss) at December 31, 2012 were $3.4 million below the linked quarter.
  A charge-off of $0.6 million for Other Real Estate Owned was recorded due to deterioration of real estate values.

Full-Year 2012

  Core deposits (defined as checking, savings, and money market deposits) increased $39.1 million, or 13.8%, in 2012 compared to the same date of the prior year.
  Net interest margin decreased 0.25% to 3.41% for the full-year 2012 compared to a year ago, primarily due to lower yield on earning assets. Cost of funds for the full-year 2012 was 33 basis points below 2011.
  Classified loans at December 31, 2012 were $11.6 million below the same date of the prior year.
  Tier 1 equity at December 31, 2012 was 8.42% compared to 6.56% at December 31, 2011, an increase of 186 basis points.
  Noninterest income increased $1.5 million compared to a year ago, driven by higher gain on sale of loans and higher loan fee income, along with improvement in the value of mortgage servicing rights, offset partially by decreased gain on sale of investments.
  Noninterest expense decreased $1.7 million compared to 2011, primarily due to lower expenses related to real estate owned.

Net Interest Margin:

Net interest margin decreased to 3.36% for the fourth quarter 2012 compared to 3.49% for the third quarter 2012. For the full-year 2012, net interest margin decreased 0.25% from 3.66% for 2011, driven by a reduction in the bank's yield on earning assets in this low rate environment. Management expects the Company's net interest margin to remain relatively stable during this period of low interest rates and slow economic growth, but will continue to seek opportunities for more favorable pricing, further improvement in credit quality, and other ways to maintain net interest margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses decreased $0.2 million, or 3.0%, to $5.8 million for the fourth quarter 2012 compared to the linked quarter. The decrease was attributable to reductions in yield on earning assets in this low rate environment.

The Company's yield on earning assets decreased to 4.35% in the fourth quarter 2012 compared to 4.52% in the linked quarter. The cost of funds was similar for the quarter ended December 31, 2012 at 1.10% compared to 1.12% for the linked quarter 2012 and 1.42% for the fourth quarter 2011. Favorable growth in core deposits partially offset planned run-off in certificates of deposits and borrowings.

Provision Expense and Allowance for Loan Losses:

The allowance for loan and lease losses was $12.1 million at December 31, 2012, compared to $14.5 million at December 31, 2011. Factors contributing to this year-over-year improvement included lower classified and non-performing loans, and overall improvement in credit quality. Classified loans (which includes substandard, doubtful, and loss) decreased $3.4 million, or 11%, from the linked quarter in 2012 and $11.6 million, or 28.7%, compared to December 31, 2011. Non-performing loans of $19.6 million at December 31, 2012 were $3.2 million, or 14.0%, below September 30, 2012 and $5.3 million, or 21.3%, lower than December 31, 2011. Non-performing loans as a percentage of total loans (including loans held for sale) has decreased to 3.42% at December 21, 2012, compared to 3.77% on the same date of the prior year. The allowance for loan and lease losses as a percentage of non-performing loans was 62.0% at December 31, 2012 compared to 58.3% at December 31, 2011.

Noninterest Income:

Noninterest income was $2.5 million for the fourth quarter 2012, an increase of $0.6 million, or 34.5%, compared to the linked quarter. Noninterest income for the full-year 2012 was $8.0 million, an increase of $1.5 million, or 23.1%, above the full-year 2011. The increase in noninterest income in the fourth quarter 2012 over the linked quarter and full-year year 2011 was primarily driven by higher gain on sale of residential mortgage loan production and improvement in the value of mortgage servicing rights.

Noninterest Expense:

Noninterest expense for the quarter ended December 31, 2012, decreased $0.6 million, or 7.4%, to $6.9 million from the same period of 2011 and was similar compared to the linked quarter. The decrease in noninterest expense compared to the fourth quarter 2011was driven by lower expenses related to real estate owned.

Balance Sheet:

Total assets were $764.3 million at December 31, 2012, compared to $767.0 million on the same date in 2011. The quality of the balance sheet continued to improve during 2012 as the Company increased equity capital by $14.1 million and core deposits by $39.1 million, while reducing higher-cost certificates of deposit and borrowings by $57.2 million. These achievements resulted from the Company's focus on strengthening the balance sheet, including a reduction in non-core funding.

Asset Quality:

Loan quality improved throughout 2012 even though the economic recovery within the Company's markets continues to be sluggish, contributing to declines in the underlying value of collateral of commercial and residential real estate plus deterioration in the financial condition of some borrowers.

A summary of certain key factors follows:

(in thousands)	12/31/2012	9/30/2012	12/31/2011
Classified Loans*	$ 28,995	$ 32,413	$ 40,641
Non-Performing Loans	$ 19,594	$ 22,787	$ 24,918
Loan Loss Reserve	$ 12,147	$ 14,508	$ 14,532
Loan Loss Reserve / Total Loans	2.12%	2.44%	2.20%

*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) were $39.1 million, or 13.8%, higher on December 31, 2012, compared to the same date of the prior year. Total deposits were $627.2 million at December 31, 2012, which is slightly lower compared to the same date in 2011. This slight year-over-year decrease in total deposits was due to a reduction in certificates of deposit of $41.1 million.   The Company plans to continue to reduce non-core deposits, particularly higher single product certificates of deposit related to rate-sensitive customers.

FHLB advances and other borrowings were $16.1 million, or 20.0%, lower at December 31, 2012 compared to December 31, 2011. This planned decrease resulted from further repayment and restructuring of FHLB advances with excess liquidity, as well as a reduction in the amount of repurchase agreements.

Equity:

Stockholders' equity increased $14.1 million, or 31.0%, during 2012 to $59.7 million at December 31, 2012, compared to $45.6 million at December 31, 2011. This was due to the improvement in net earnings throughout 2012 and the successful completion of a shareholder rights offering and public offering in November 2012 that resulted in $10.0 million of additional equity capital. Camco's Tier 1 leverage capital ratio was 8.42% at December 31, 2012 compared to 6.56% on the same date in 2011.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Assets
Cash and Cash Equivalents	58,379	26,920	28,160	40,431	38,374
Investments	86,201	80,648	75,347	62,834	20,928

Loans Held for Sale	6,544	6,341	2,532	5,583	8,090

Loans Receivable	566,722	594,030	613,790	630,124	653,709
Allowance for Loan Loss	(12,147)	(14,508)	(14,185)	(14,954)	(14,532)
Loans Receivable, Net	554,575	579,522	599,605	615,170	639,177

Other Assets	58,560	60,811	61,272	62,149	60,449

Total Assets	$ 764,259	$ 754,242	$ 766,916	$ 786,167	$ 767,018

Liabilities
Deposits	627,224	630,304	638,516	650,853	629,259
Borrowed Funds	64,219	64,466	69,200	77,929	80,285
Other Liabilities	13,089	12,050	12,424	11,276	11,869

Total Liabilities	704,532	706,820	720,140	740,058	721,413

Stockholders' Equity	59,727	47,422	46,776	46,109	45,605

Total Liabilities and Stockholders' Equity	$ 764,259	$ 754,242	$ 766,916	$ 786,167	$ 767,018

Stockholders' Equity to Total Assets	7.82%	6.29%	6.10%	5.87%	5.95%

Total Shares Outstanding	13,233,036	7,465,563	7,468,087	7,468,087	7,205,595

Book Value Per Share	$ 4.51	$ 6.35	$ 6.26	$ 6.17	$ 6.33

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	12 Months	12 Months
	Ended	Ended
	12/31/12	12/31/11
	(Unaudited)	(Unaudited)
Interest Income:
Loans	30,674	34,956
Mortgage-backed securities	63	376
Investment securities	421	202
Interest-bearing deposits and other	465	703
Total Interest Income	31,623	36,237

Interest Expense:
Deposits	5,319	7,481
Borrowings	2,413	2,893
Total Interest Expense	7,732	10,374
Net Interest Income	23,891	25,863

Provision for Losses on Loans	144	2,279
Net Interest Income After Provision for Loan Losses	23,747	23,584

Noninterest Income:
Late charges, rent and other	1,356	1,103
Loan servicing fees	1,133	1,195
Service charges and other fees on deposits	2,041	2,110
Gain on sale of loans	2,484	506
Mortgage servicing rights	(18)	(578)
Gain (loss) on sale of investment, mbs & fixed assets	124	1,282
Income on cash surrender value life insurance	879	880
Total noninterest income	7,999	6,498

Noninterest expense:
Employee compensation and benefits	12,600	12,337
Occupancy and equipment	2,964	2,940
FDIC premium and other insurances	1,816	1,986
Data processing	1,147	1,111
Advertising	373	363
Franchise taxes	765	668
Other operating	7,976	9,919
Total noninterest expense	27,641	29,324

Earnings (loss) before provision for income taxes	4,105	758

Provision for income taxes	(58)	544
Reported Net Income	4,163	214

Net Earnings (Loss)	4,163	214

Earnings (Loss) Per Share:
Basic	$ 0.50	$ 0.03
Diluted	$ 0.50	$ 0.03
Earnings Per Share Operations:
Basic	$ 0.50	$ 0.03
Diluted	$ 0.50	$ 0.03

Basic Weighted Number of Shares Outstanding	8,260,865	7,205,595
Diluted Weighted Number of Shares Outstanding	8,261,396	7,205,595

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	7,240	7,522	7,699	8,213	8,501
Mortgage-backed securities	15	15	17	16	17
Investment securities	119	116	115	71	50
Interest-bearing deposits and other	135	112	105	113	101
Total Interest Income	7,509	7,765	7,936	8,413	8,669

Interest Expense:
Deposits	1,128	1,235	1,405	1,551	1,640
Borrowings	577	545	618	673	678
Total Interest Expense	1,705	1,780	2,023	2,224	2,318
Net Interest Income	5,804	5,985	5,913	6,189	6,351

Provision for Losses on Loans	(1,455)	457	137	1,005	(759)
Net Interest Income After Provision for Loan Losses	7,259	5,528	5,776	5,184	7,110

Noninterest Income:
Rent and other	484	321	223	328	202
Loan servicing fees	284	283	285	281	290
Service charges and other fees on deposits	528	515	508	490	530
Gain on sale of loans	770	633	517	564	377
Mortgage servicing rights	60	(117)	(63)	102	(365)
Gain (loss) on sale of investment, mbs & fixed assets	126	--	1	(3)	--
Income on CSVL (BOLI)	237	216	208	218	221
Total noninterest income	2,489	1,851	1,679	1,980	1,255

Noninterest expense:
Employee compensation and benefits	3,208	2,996	3,249	3,147	2,772
Occupancy and equipment	772	725	756	711	721
Data processing	326	250	285	286	277
Advertising	77	101	108	87	86
Franchise taxes	182	199	201	183	154
Other operating	2,379	2,677	2,436	2,300	3,491
Total noninterest expense	6,944	6,948	7,035	6,714	7,501

Earnings (loss) before provision for income taxes	2,804	431	420	450	864

Provision for income taxes	20	(53)	(62)	37	2
Net Earnings (loss)	2,784	484	482	413	862

Earnings (Loss) Per Share:
Basic	$ 0.26	$ 0.07	$ 0.06	$ 0.06	$ 0.12
Diluted	$ 0.26	$ 0.07	$ 0.06	$ 0.06	$ 0.12

Basic Weighted Number of Shares Outstanding	10,806,051	7,467,255	7,468,090	7,220,018	7,205,595
Diluted Weighted Number of Shares Outstanding	10,806,269	7,473,123	7,481,854	7,220,130	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12/31/12	12/31/11	12/31/12	12/31/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	20.61%	7.67%	8.56%	0.47%

Return on average assets	1.46%	0.45%	0.54%	0.03%

Interest rate spread	3.25%	3.59%	3.30%	3.58%

Net interest margin	3.36%	3.67%	3.41%	3.66%

Yield on earning assets	4.35%	5.01%	4.51%	5.12%

Cost of deposits	0.81%	1.16%	0.94%	1.28%

Cost of borrowings	3.58%	3.12%	3.37%	3.30%

Total cost of interest bearing liabilities	1.10%	1.42%	1.21%	1.54%

Noninterest expense to average assets	3.64%	3.90%	3.59%	3.75%

Efficiency ratio	83.73%	98.62%	86.68%	90.62%

Nonperforming assets to total assets	3.95%	4.67%	3.95%	4.67%

Non performing loans to total net loans including loans held for sale	3.42%	3.77%	3.42%	3.77%

Allowance for loan losses to total loans including loans held for sale	2.12%	2.20%	2.12%	2.20%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	December 31, 2012			December 31, 2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	566,769	7,240	5.11%	635,582	8,501	5.35%
Securities (2)	81,900	134	0.65%	17,789	67	1.51%
FHLB Stock	9,888	118	4.77%	9,888	99	4.00%
Other interest bearing accounts	32,604	17	0.21%	29,552	2	0.03%
Total interest earning assets	691,161	7,509	4.35%	692,811	8,669	5.01%

Noninterest-earning assets	71,508			77,343
Total Average Assets	762,669			770,154

Interest-Bearing Liabilities:
Deposits	557,585	1,128	0.81%	565,477	1,640	1.16%
Advances & Borrowings	64,503	577	3.58%	86,817	678	3.12%
Total interest-bearing liabilities	622,088	1,705	1.10%	652,294	2,318	1.42%

Noninterest-bearing sources:
Noninterest-bearing liabilities	86,556			72,912
Shareholders' equity	54,025			44,948
Total Liabilities and Shareholders' Equity	762,669			770,154

Net Interest margin			3.36%			3.67%

Net Interest Income & Spread		5,804	3.25%		6,351	3.59%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020